Exhibit 4.9

MATERIAL CHANGE REPORT

Item 1                    Name and Address of Company

Curaleaf Holdings, Inc. (“Curaleaf” or the “Company”)

666 Burrard Street

Suite 1700

Vancouver, BC

V6C 2X8

Item 2                    Date of Material Change

July 23, 2020

Item 3                    News Release

A press release describing the material change was issued via Cision PR Newswire on July 23, 2020.

A copy of the press release is also available under the Company’s profile on SEDAR at www.sedar.com.

Item 4                    Summary of Material Change

On July 23, 2020, Curaleaf announced the closing of its previously announced acquisition of GR Companies, Inc. (“Grassroots”).

Item 5                    Full Description of Material Change

On July 23, 2020, Curaleaf announced the closing of its previously announced acquisition of Grassroots (the “Grassroots Transaction”), pursuant to the terms of an amended and restated agreement and plan of merger dated June 22, 2020 (the “A&R Merger Agreement”).

Pursuant to the terms of the A&R Merger Agreement, upon closing of the Grassroots Transaction, the Company (i) issued 103,455,816 subordinate voting shares of the Company (the “Subordinate Voting Shares”) to the benefit of the former holders of common stock of Grassroots, and (ii) issued 12,851,005 Subordinate Voting Shares to be held in escrow in accordance with the terms of the A&R Merger Agreement. The total consideration paid in connection with the Grassroots Transaction does not include a cash component. The consideration paid in connection with the Grassroots Transaction is subject to certain adjustments which include the working capital adjustments related to Grassroots at the closing date.

In connection with the Grassroots Transaction, the Company conducted a private placement offering (the “Offering”) which generated approximately C$34,056,007 in aggregate gross proceeds for the Company in exchange for 4,383,698 Subordinate Voting Shares. Closing of the Offering occurred on July 20, 2020. Pricing of the initial tranche of the Offering was set on July 2, 2020. Under the initial tranche, subscribers purchased an aggregate of 3,541,429 Subordinate Voting Shares at a price of C$7.70 per Subordinate Voting Share for aggregate gross proceeds of approximately C$27,269,003.  Subsequent to setting the initial tranche, the Company secured a second tranche investment, which was part of the Offering closing of July 20, 2020.  Under the second tranche, a subscriber purchased 842,269 Subordinate Voting Shares at a price of C$8.058 per Subordinate Voting Share for gross proceeds of approximately C$6,787,003. Net proceeds of the Offering will be used by the Company to fund Grassroots’ high-return expansion projects, replenish its working capital as well as for general corporate purposes.

The Grassroots Transaction expands Curaleaf’s presence from 18 to 23 states, with the combined company having affiliated operations spanning over 135 dispensary licenses, 88 operational dispensary locations, over 30 processing facilities and 22 cultivation sites with 1.6 million square feet of current cultivation capacity. Curaleaf’s expanded geographic dispensary presence now offers access to medical or adult use Cannabis to more than 192 million people, or roughly two-thirds of the United States population.

Upon closing of the Grassroots Transaction, Curaleaf has appointed Mitchell Kahn, co-founder and CEO of Grassroots, to the Company’s board of directors, effective immediately. The appointment of Mr. Kahn expands the Company’s board of directors from five to six members.

Mr. Kahn co-founded Grassroots Cannabis in 2014 and brings more than 20 years of senior executive experience. He currently serves as Principal and CEO of Frontline Real Estate Partners, for which he is also a Founder, and previously served as President and CEO of Hilco Real Estate. Mr. Kahn is a CPA, as well as an attorney who has formerly practiced real estate law. He is a graduate of the University of Wisconsin, School of Business and Northwestern University, School of Law.

The securities issued by the Company pursuant to the Offering and the A&R Merger Agreement have not been, nor will they be, registered under the US Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements. This material change report does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the securities in any state of the United States in which such offer, solicitation or sale would be unlawful.

A copy of the A&R Merger Agreement is also available under the Company’s profile on SEDAR at www.sedar.com.

Item 6                    Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7                    Omitted Information

Not applicable.

Item 8                    Executive Officer

For further information, contact:

Daniel Foley

VP, Corporate Finance & Investor Relations

IR@curaleaf.com

Item 9                    Date of Report

July 31, 2020

FORWARD LOOKING INFORMATION

This material change report contains “forward-looking information” within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical fact, included herein are forward looking information. Forward-looking information in this material change report include, but is not limited to, the intended use of proceeds of the Offering and the anticipated benefits to Curaleaf of the transaction described above. Generally, forward-looking information may be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “proposed”, “is expected”, “budgets”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. There can be no assurance that such forward-looking information will prove to be accurate, and actual results and future events could differ materially from those anticipated in such forward-looking information. This forward-looking information reflects the current beliefs of Curaleaf and is based on information currently available to Curaleaf and on assumptions that Curaleaf believes are reasonable. Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Curaleaf to be materially different from those expressed or implied by such forward-looking information. Such risks and other factors may include, but are not limited to: general business, economic, competitive, political and social uncertainties; general capital market conditions and market prices for securities; the failure of Curaleaf to complete the transaction described above; the ability of Curaleaf to successfully integrate the business of Grassroots and their respective corporate cultures; the actual results of future operations; competition; changes in legislation affecting Curaleaf; the timing and availability of external financing on acceptable terms; and lack of qualified, skilled labor or loss of key individuals and the other factors identified in Curaleaf’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended December 31, 2019 and its other public filings with the Canadian Securities Exchange. Although Curaleaf has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Readers are cautioned that the foregoing list of factors is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking information as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Forward-looking information contained in this material change report is expressly qualified by this cautionary statement. The forward-looking information contained in this material change report represents the expectations of Curaleaf as of the date of this material change report and, accordingly, is subject to change after such date.  However, Curaleaf expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities law.